Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Second Quarter 2012

•	Reports second quarter 2012 revenue of $1.8 billion and adjusted EBITDA of $186 million
•	Records goodwill impairment, and asset impairment and restructuring charges of $1.5 billion and $1.0 billion, respectively, in the second quarter
•	Successfully amends secured credit agreement, relaxing covenants and enhancing flexibility
•	Optimization of Eastern operations focuses on higher-margin metallurgical coal and improving cost structure
•	Outstanding safety performance with another quarterly improvement in Alpha’s incident rate
•	Alpha updates 2012 guidance

BRISTOL, Va., August 8, 2012—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a second quarter loss of $2.2 billion or $10.14 per diluted share, compared with a loss of $50 million or $0.32 per diluted share in the second quarter of 2011.  Excluding impairment and restructuring charges, expenses related to the Upper Big Branch (UBB) mine, net amortization of acquired intangibles, changes in fair value and settlement of derivative instruments, merger-related expenses, certain other items, and related tax impacts of these items and other discrete tax items, the second quarter adjusted net loss was $72 million or $0.33 per diluted share, compared to adjusted net income of $152 million or $0.97 per diluted share last year.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the second quarter 2012 was a loss of $2.4 billion, compared with EBITDA of $109 million in the year ago period.  Excluding impairment and restructuring charges, UBB expenses, changes in fair value and settlement of derivative instruments, merger-related expenses, and loss on early extinguishment of debt, Adjusted EBITDA was $186 million, compared with Adjusted EBITDA of $369 million in the second quarter of 2011.

In the second quarter, Alpha recorded restructuring and long-lived asset impairment charges totaling $1.0 billion, primarily associated with current market conditions and the continued optimization of Eastern operations which included reductions in operating levels and idling of several operations, as well as actions to streamline the company’s organizational structure.  The $991 million reduction to long-lived asset carrying values is anticipated to reduce non-cash depletion, depreciation and amortization expense by approximately $80 million on an annualized basis.  In addition, Alpha recorded a non-cash goodwill impairment charge of $1.5 billion, reflecting the current coal market conditions, and lower expected production and shipment levels.  None of these charges are anticipated to materially impact the company’s liquidity position or the future operation of its business.

  Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q2 2012	Q12 2012	Q22 2011
Coal revenues	$1,565.3	$1,639.6	$1,410.9

Net loss	($2,234.7)	($28.8)	($50.1)

Net loss per diluted share	($10.14)	($0.13)	($0.32)

Adjusted net (loss) income1	($72.3)	($58.1)	$152.2

Adjusted net (loss) income per diluted share1	($0.33)	($0.26)	$0.97

EBITDA1	($2,383.7)	$222.0	$108.6

Adjusted EBITDA1	$186.4	$210.5	$368.6

Tons of coal sold	26.8	28.1	23.0

Weighted average coal margin per ton	$6.57	$8.72	$13.75

Adjusted weighted average coal margin per ton1	$8.16	$9.45	$19.11

1.
These are non-GAAP financial measures.  A reconciliation of adjusted net (loss) income to net loss, a reconciliation of both EBITDA and adjusted EBITDA to net loss, and a reconciliation of adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules.

2.	Adjusted to reflect certain immaterial corrections and the impact of retrospective adjustments made as a result of applying acquisition accounting for Massey.

Kevin Crutchfield, Alpha’s Chairman and CEO, said, “These are extremely challenging times in the U.S. coal industry, with softness in both the thermal and now the metallurgical coal markets and the pace at which the fundamentals changed.  Alpha has taken decisive actions to ensure that our business is both well-suited to today’s demand environment and efficient enough to provide us with the flexibility to ramp-up our world-class asset base once market conditions improve.  We have continued to optimize our Central Appalachia operations by adjusting our footprint, idling high cost thermal coal and lower-quality metallurgical coal production while focusing on our higher-margin metallurgical products. Additionally, we have reduced our overhead expenses.  Unfortunately, this occurred at a time of heightened and sustained unemployment rates and a very tepid economic recovery in the United States.  We sincerely regret the impact our production curtailments have had on good employees and their families, but the market environment with which we are faced left us no other options.  We will continue to evaluate market conditions and will make further adjustments if market conditions warrant.

“We have also taken proactive steps to ensure significant financial flexibility by amending our secured credit facility and relaxing certain of our covenants in the near-term.  The amendment does not alter our total liquidity position, maintains all of our available credit facilities, does not increase our current borrowing rates, and does not force us to incur any additional debt.

“It is a credit to our entire workforce, and to our ongoing dedication to Running Right, that our safety and compliance performance continues to improve despite broader market uncertainty and a regulatory environment that threatens the long-term competitive position of America.  During the second quarter, Alpha’s overall incident rate improved 13 percent compared with the first quarter of 2012, and our legacy Massey operations improved 9 percent from the prior quarter and a remarkable 39 percent since the third quarter of 2011, the first full quarter following our acquisition of Massey.  Seven of our Virginia operations were recognized by the Virginia Coal Mine Safety Board and Department of Mines, Minerals and Energy for their outstanding safety performance, and four of our West Virginia operations received 2011 Joseph A. Holmes Safety Association awards during the quarter.  I commend all of the hard working people in the Alpha family for their dedication to Running Right.”

Financial Performance

•
Alpha’s total revenues in the second quarter were $1.8 billion compared with $1.6 billion in the second quarter of 2011, which included one month of legacy Massey operations.  Coal revenues were $1.6 billion compared with $1.4 billion in the second quarter last year.  Coal revenues were 11 percent higher than the year-ago period primarily driven by a 40 percent increase in Eastern thermal coal revenue due to the inclusion of a full quarter of legacy Massey operations in the second quarter of 2012, which more than offset a seven percent year-over-year decrease in revenues from metallurgical coal and production cutbacks implemented in the first half of 2012.  The decrease in metallurgical coal revenues was mainly attributable to lower average per ton realizations in the second quarter of 2012, more than offsetting increased metallurgical coal shipments which increased 28 percent compared to the year-ago period.  Other revenues and freight and handling revenues were $49.5 million and $233.4 million, respectively, during the second quarter versus $36.3 million and $150.9 million, respectively, during the second quarter of 2011.

•
During the second quarter of 2012, Alpha shipped 10.2 million tons of Powder River Basin (PRB) steam coal, 11.0 million tons of Eastern steam coal and 5.6 million tons of metallurgical coal.  Average per ton realization for PRB shipments rose to $12.96 in the second quarter of 2012, compared with $11.92 in the year-ago period.  The average realization per ton for Eastern steam coal shipments was $65.05, compared with $66.65 last year, and the average per ton realization for metallurgical coal decreased to $127.83 in the second quarter of 2012, compared with $176.08 in the second quarter of 2011.

•
Total costs and expenses during the second quarter of 2012 were $2.0 billion, excluding the aforementioned $1.0 billion restructuring and long-lived asset impairment charges and $1.5 billion goodwill impairment charge, compared with $1.6 billion in the second quarter of 2011.  Cost of coal sales during the quarter was $1.4 billion, compared to $1.1 billion in the second quarter of 2011.  Adjusted cost of coal sales in the East averaged $74.21 per ton, compared with $76.00 in the first quarter of 2012 and $70.88 in the second quarter of 2011.  The second quarter 2012 per ton cost of coal sales in the East has been adjusted for merger-related expenses of $30 million and UBB charges of $13 million.  The sequential decrease in adjusted cost of coal sales per ton is largely attributable to productivity enhancements and a reduction in Alpha’s coal inventory which had been written down to market in previous quarters, as well as the impact of lower metallurgical coal prices on variable costs and the cost of purchased coal.  The year-over-year increase in cost of coal sales per ton in the East is primarily the result of a mix shift due to the inclusion of a full three months of legacy Massey operations in the second quarter of 2012 which decreased the proportional contribution of the lower-cost longwalls this year, as well as general inflation and regulatory-driven cost increases, including the impacts of MSHA and environmental compliance.  These cost drivers were somewhat offset by the impact of lower metallurgical coal prices on variable costs and lower purchased coal costs and volumes.  Cost of coal sales in the West averaged $11.01 per ton in the second quarter of 2012, compared with $10.96 in the prior quarter and $10.66 last year.

Selling, general and administrative expense in the second quarter of 2012 was $46 million and included approximately $5 million of merger-related expenses, approximately $2 million of bad debt expense, and a benefit of approximately $15 million arising from the adjustment of incentive compensation accruals.  This compares with selling, general and administrative expense of $190 million in the second quarter last year, which included $125 million of Massey acquisition-related expenses attributable to professional fees, financing and debt-related costs and various human resource-related expenses.  Depreciation, depletion and amortization (DD&A) during the quarter was $273 million, compared with $147 million in second quarter of 2011, reflecting a full three months of combined company operations in the second quarter of 2012.  Net amortization of acquired intangibles was a $17 million benefit in the second quarter of 2012, compared with a $9 million benefit in the second quarter last year.

•
Alpha recorded a net loss of $2.2 billion or $10.14 per diluted share during the second quarter of 2012 compared with a net loss of $50 million or $0.32 per diluted share during the second quarter of 2011.  The second quarter net loss included a goodwill impairment charge of $1.5 billion, long-lived asset impairment charges of $991 million, and restructuring charges of $20 million, UBB expenses of $13 million, a benefit of $17 million from amortization of acquired intangibles, and a benefit from the change in fair value and settlement of derivative instruments of $8 million.  Excluding these items, merger-related expense of $29 million, a $405 million tax benefit arising from the aforementioned adjustments, and discrete tax adjustments of $15 million, Alpha’s adjusted second quarter net loss was $72 million or $0.33 per diluted share, compared with adjusted net income of $152 million or $0.97 per diluted share in the second quarter of 2011.

•
Alpha’s second quarter 2012 EBITDA was a loss of $2.4 billion, compared with EBITDA of $109 million in the prior-year period.  Excluding restructuring and impairment charges, UBB charges, changes in fair value and settlement of derivative instruments, merger-related expenses, and loss on early extinguishment of debt, Adjusted EBITDA was $186 million in the second quarter of 2012, compared with Adjusted EBITDA of $369 million in the second quarter of 2011.

Year-to-Date Results

•
For the first six months of 2012, Alpha reported total revenues of $3.8 billion, including $3.2 billion in coal revenues, compared with total revenues of $2.7 billion and coal revenues of $2.4 billion during the first six months of 2011.  The year-over-year increase in both total revenues and coal revenues is primarily attributable to the inclusion of the former Massey operations for a full six months in the first half of 2012, which more than offset production cuts implemented in the first half of 2012 and lower average realizations per ton for metallurgical coal.

•
During the first six months of 2012, Alpha’s coal shipments totaled 54.9 million tons, compared with 44.0 million tons in the first half of 2011.  Metallurgical coal shipments were 10.5 million tons year-to-date, up 31 percent compared to the 8.0 million tons shipped during the first six months of 2011.  Shipments of PRB coal and Eastern steam coal were 21.9 million tons and 22.5 million tons, respectively, during the first six months of 2012, compared with 23.5 million tons and 12.5 million tons during the first six months of 2011.

•
During the first half of the year, the company-wide average realization was $58.33 per ton and the adjusted average cost of coal sales was $49.50 per ton, resulting in a $8.83 per ton (or 15.1 percent) adjusted coal margin.  By comparison, company-wide average realizations in the first six months of 2011 were $54.48 and the adjusted average cost of coal sales was $38.52, resulting in a $15.96 per ton (or 29.3 percent) adjusted coal margin.

•
Year-to-date Alpha recorded a net loss of $2.3 billion or $10.29 per diluted share.  Excluding the various items detailed in the attached “Reconciliation of Adjusted Net Income (Loss) to Net Loss,” Alpha’s adjusted net loss was $129 million or $0.59 per diluted share year-to-date, compared with adjusted net income of $232 million or $1.66 per diluted share in the first six months of 2011.  EBITDA for the first six months of 2012 was a loss of $2.2 billion, and Adjusted EBITDA, which excludes the various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” was $397 million, compared with EBITDA and Adjusted EBITDA of $302 million and $584 million, respectively, during the first six months of 2011.

Liquidity and Capital Resources

Operating cash flow for the quarter ended June 30, 2012 was a use of $31 million, compared with operating cash flow of $126 million in the second quarter of 2011.  The year-over-year change in operating cash flow is primarily the result of Alpha’s larger second quarter 2012 loss from operations and certain other cash expenditures, including legal settlement payments.

Capital expenditures for the second quarter of 2012 were $119 million, versus $116 million in the comparable period last year.  Investing activities during the second quarter also included $36.1 million for the final annual installment payment pertaining to a federal coal lease in the PRB.

At the end of the second quarter, Alpha had total liquidity of approximately $1.6 billion, which includes the $500 million minimum liquidity that must be maintained according to the terms of our recent secured credit facility amendment.  Alpha’s liquidity as of June 30th consisted of an aggregate $0.5 billion of cash, cash equivalents and marketable securities, plus $1.1 billion available under the company’s secured credit facilities.  Total long-term debt, including the current portion of long-term debt at June 30, 2012, remained at approximately $3.0 billion.

Market Overview

The domestic market for thermal coal has been extraordinarily weak in the first half of 2012, as the combination of low-priced natural gas and mild winter weather led to a sharp reduction in coal burn and a rapid increase in utility stockpiles.  Exacerbating the situation is a regulatory environment designed to constrain the mining and use of coal for electricity generation and promote the use of natural gas and heavily-subsidized renewable sources, raising the prospect of higher electricity prices in the future.  Court decisions suggest that environmental regulation has gone too far, demonstrated by the recent decision to reject the EPA’s overreaching efforts to direct the process of mine permitting that rightfully belongs to the states, and the decision to overturn the EPA’s veto of the Spruce No. 1 permit.

Thermal coal consumption in 2012 is expected to decrease by more than 120 million tons compared with last year, and spot prices for thermal coal in Central Appalachia and the Powder River Basin (PRB) have languished at levels below each basin’s typical cash production costs.  However, the domestic thermal coal market is showing signs of gradual improvement.  Natural gas prices have risen approximately 50 percent from their recent lows.  Domestic utility inventories, which peaked at approximately 212 million tons in April, inflected and decreased slightly in the month of May, demonstrating the impact of production cutbacks implemented by U.S. producers in the first half of 2012.  Inventories stood at an estimated 204 million tons at the end of June, a level that implies the drawdown was slightly greater than the historical average due to reduced production and a heat wave throughout much of the country.  While stockpiles have fallen and thermal coal spot prices have begun to improve, inventories remain elevated, new contracting is limited, and spot pricing remains unattractive, both domestically and in the Atlantic market.  As expected, the need for baseload coal-fired generation and an uptick in natural gas prices drove a quick resurgence in PRB shipments, which have recently returned to more historically normal levels for Alpha.  Despite the signs of improvement in the domestic thermal coal market, conditions remain challenging. In this environment, Alpha will continue to assess expected demand and adjust its thermal coal production accordingly.

In light of the burgeoning utility inventories in the U.S., producers, traders and some utilities have attempted to move thermal coal onto the seaborne market.  As a result, U.S. exports are on pace for a record year, with thermal coal exports in the first five months of 2012 up approximately 77 percent to 25 million tons.  Given this significant increase in supply, primarily into the Atlantic basin, seaborne prices for thermal coal have fallen, and opportunities for additional near-term export business have diminished.  Metallurgical coal export volumes have remained relatively healthy by historical standards but are down approximately 6 percent year-over-year through May at 28 million tons.  Alpha’s metallurgical coal exports during the second quarter of 2012 increased to just over 4 million tons, a 17 percent increase from the first quarter.

While export volumes have held up reasonably well, the global market for metallurgical coal has been softening across the board recently.  Spot pricing for benchmark quality coals in Asia has disconnected from the third quarter benchmark of $225 per tonne and is reportedly under the $200 per metric tonne mark due to slowing steel production in China and the expected recovery of Australian export volumes following the reported resolution of recent labor disputes.  In the face of European economic weakness, year-to-date European steel production is down approximately 4 percent compared with 2011.  Given the challenging conditions in Europe, metallurgical coals are being contracted at a discount to similar qualities sold into Asia, and the market is awash with lower-quality metallurgical coals, placing significant downward pressure on pricing.  In the near-term, Alpha has pared back production of its lower quality metallurgical coals, but the company believes it is well-positioned to capitalize on improving global market fundamentals for metallurgical coal with up to 30 million tons of export terminal capacity and the ability to rapidly increase metallurgical coal shipments in the future.

  Outlook

In 2012, Alpha anticipates total shipment volumes of 100-115 million tons, including 20-23 million tons of Eastern metallurgical coal, 38-44 million tons of Eastern steam coal, and 42-48 million tons of Western steam coal.  During the second quarter of 2012, Alpha priced 2.4 million tons of metallurgical coal for delivery in 2012 at average per ton realizations of approximately $105.  As of July 18, 2012, based on the midpoint of guidance, 86 percent of Alpha’s 2012 Eastern metallurgical coal shipment volume was committed and priced at an average per ton realization of $136.06, and 10 percent was committed and unpriced.  Also based on the midpoint of guidance, Alpha’s 2012 Eastern steam coal shipment volume was 100 percent committed and priced at an average per ton realization of $66.22, and 100 percent of Alpha’s 2012 Western steam coal shipment volume was committed and priced at an average per ton realization of $12.89.  Adjusted cost of coal sales in 2012 are anticipated to range from $74.00 to $78.00 per ton in the East (metallurgical and steam), down from the previous range of $75.00 to $79.00 per ton, and in the West the range is unchanged from prior guidance at $10.50 to $11.50 per ton.  Guidance ranges for selling, general and administrative expense and for depletion, depreciation and amortization expense in 2012 have both been reduced to $210 million to $225 million and $1.05 billion to $1.15 billion, respectively.  Guidance for interest expense in 2012 remains unchanged at $175 million to $185 million.  Due to expected reductions in capital purchases and leasing of selected items, Alpha has again reduced its anticipated 2012 capital expenditures to a range of $450 million to $600 million, compared with the prior range of $450 million to $650 million.

As of July 18, 2012, Alpha had 2.7 million tons of Eastern metallurgical coal committed and priced for 2013 at average per ton realizations of $125.24 and 11.0 million tons of Eastern metallurgical coal committed and unpriced.  As of the same date, Alpha had 14.6 million tons of Eastern steam coal committed and priced at average per ton realizations of $68.48 and 4.9 million tons committed and unpriced, and in the West, Alpha had 36.8 million tons committed and priced at average realizations of $12.99 per ton.

Guidance
(in millions, except per-ton and percentage amounts)

2012
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$12.89
Eastern Steam	$66.22
Eastern Metallurgical	$136.06
Coal Shipments3	100.0 – 115.0
West	42.0 – 48.0
Eastern Steam4	38.0 – 44.0
Eastern Metallurgical	20.0 – 23.0
Committed and Priced (%)5	97%
West	100%
Eastern Steam	100%
Eastern Metallurgical	86%
Committed and Unpriced (%)5,6	2%
West	0%
Eastern Steam	0%
Eastern Metallurgical	10%
West – Cost of Coal Sales per Ton	$10.50 – $11.50
East – Cost of Coal Sales per Ton7	$74.00 – $78.00
Selling, General & Administrative Expense8 (excluding merger-related expenses)	$210 – $225
Depletion, Depreciation & Amortization	$1,050 – $1,150
Interest Expense	$175 – $185
Capital Expenditures9	$450 – $600

NOTES:
1.	Based on committed and priced coal shipments as of July 18, 2012.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2012 include an estimated 2.0 to 3.0 million tons of brokered coal per year.
4.
The 2012 shipment range for Eastern steam coal reflects the impact of longwall moves at the Cumberland mine in April and at the Emerald mine in March, as well as anticipated longwall moves at the Cumberland mine in September and at the Emerald mine in December/January.

5.	As of July 18, 2012, compared to the midpoint of shipment guidance range.
6.
In 2012, committed and unpriced Eastern tons include approximately 2.2 million tons of metallurgical coal subject to market pricing, approximately 0.5 million tons of steam coal subject to market pricing, and approximately 0.2 million tons of steam coal subject to average indexed pricing estimated at $66.05 per ton.

7.
Excludes merger-related expenses, non-cash charges for the fair value adjustment of acquired coal inventory, UBB charges and weather-related property damage.  Alpha has not reconciled the adjusted Eastern cost of coal sales per ton to Eastern cost of coal sales per ton because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted, and Alpha is unable to provide guidance for such expenses.

8.
Alpha has not reconciled the adjusted selling, general & administrative expense to selling, general & administrative expense because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted, and Alpha is unable to provide guidance for such expenses.

9.	Includes the annual bonus bid payments on the Federal Lease by Applications for the Eagle Butte and Belle Ayr mines of $36.1 million and $28.9 million, respectively.

About Alpha Natural Resources
With $7.1 billion in total revenue in 2011, Alpha Natural Resources ranks as America’s second-largest coal producer by revenue and third-largest by production.  Alpha is the nation’s largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries.  In 2011, the Company had more than 200 Customers on five continents.  More information about Alpha can be found on the company’s Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential carbon or greenhouse gas related legislation;

•	reductions or increases in customer coal inventories and the timing of those changes;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	inherent risks of coal mining beyond our control;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	competition in coal markets;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;
•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;
•	our ability to negotiate new UMWA wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	disruption in coal supplies;
•	our production capabilities and costs;
•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, including those of Massey, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	uncertainty of the expected financial performance of Alpha following the acquisition of Massey;
•	our ability to achieve the cost savings and synergies contemplated by the acquisition of Massey within the expected time frame;
•	disruption from the acquisition of Massey making it more difficult to maintain relationships with customers, employees or suppliers;
•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;
•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;
•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;
•	certain terms of our outstanding debt securities, including any conversions of our convertible debt securities, that may adversely impact our liquidity;
•	our substantial indebtedness and potential future indebtedness;
•	significant or rapid increases in commodity prices;
•	reclamation and mine closure obligations;
•	terrorist attacks and threats, and escalation of military activity in response to such attacks;
•	inflationary pressures on supplies and labor;
•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2011 and quarterly report on Form 10-Q for the quarter ended March 31, 2012.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission.  Forward-looking statements in this news release or elsewhere speak only as of the date made.  New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company.  Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted diluted earnings (loss) per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton and adjusted weighted average coal margin per ton.

Alpha defines EBITDA as net income (loss) plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of acquired intangibles less interest income and income tax benefit.  Alpha defines adjusted EBITDA as EBITDA plus expenses attributable to mergers, goodwill impairment, long-lived asset impairment and restructuring, losses on early extinguishment of debt, impact of write-off of weather-related property damage, UBB expenses, mineral lease terminations expense, losses from changes in fair value and settlements of derivative instruments, and changes in estimated future costs of water treatment at closed mines less gains or losses from changes in fair value and settlements of derivative instruments and various gains and losses not expected to recur on a quarterly basis.  Alpha defines adjusted net income (loss) as net income (loss) plus expenses attributable to mergers, goodwill impairment, long-lived asset impairment and restructuring, losses on early extinguishment of debt, impact of write-off of weather-related property damage, losses from changes in fair value and settlements of derivative instruments, changes in estimated future costs of water treatment at closed mines, amortization of acquired intangibles, UBB expenses, mineral lease terminations expense, income tax charges from valuation allowance adjustments, less gains or losses from changes in fair value and settlements of derivative instruments and various gains and losses that are not expected to recur on a quarterly basis, certain discrete income tax items, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments.  Adjusted diluted earnings (loss) per common share is adjusted net income (loss) divided by weighted average diluted shares.

Alpha defines adjusted cost of coal sales per ton as the cost of coal sales per ton less per ton expenses attributable to mergers, UBB expenses and various expenses, gains and losses that are not expected to recur on a quarterly basis.  Alpha defines adjusted coal margin per ton as the average realized price per ton sold less the adjusted cost of coal sales per ton.  Alpha defines adjusted weighted average coal margin per ton as the weighted average realized price per ton sold less the adjusted weighted average total cost of coal sales per ton.

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.  A reconciliation of each of these measures to its most directly comparable GAAP measure is provided in the tables below.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011(1)	2012	2011(1)

Revenues:
Coal revenues	$1,565,281	$1,410,892	$3,204,839	$2,397,870
Freight and handling revenues	233,357	150,871	442,707	266,926
Other revenues	49,471	36,275	135,176	63,980
Total revenues	1,848,109	1,598,038	3,782,722	2,728,776

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,406,394	1,106,999	2,821,790	1,841,984
Freight and handling costs	233,357	150,871	442,707	266,926
Other expenses	10,444	38,227	29,837	56,806
Depreciation, depletion and amortization	272,850	147,111	558,622	235,749
Amortization of acquired intangibles, net	(17,286)	(8,928)	(52,798)	17,055
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	46,011	189,671	111,022	256,955
Asset impairment and restructuring	1,010,878	-	1,014,934	-
Goodwill impairment	1,525,332	-	1,525,332	-
Total costs and expenses	4,487,980	1,623,951	6,451,446	2,675,475

Income (loss) from operations	(2,639,871)	(25,913)	(2,668,724)	53,301

Other income (expense):
Interest expense	(46,534)	(29,968)	(91,968)	(45,578)
Interest income	1,324	1,012	2,421	2,057
Loss on early extinguishment of debt	-	(4,556)	-	(4,556)
Miscellaneous income, net	627	859	1,266	25
Total other expense, net	(44,583)	(32,653)	(88,281)	(48,052)

Income (loss) before income taxes	(2,684,454)	(58,566)	(2,757,005)	5,249
Income tax benefit (expense)	449,798	8,498	493,583	(5,469)
Net loss	(2,234,656)	(50,068)	(2,263,422)	(220)

Loss per common share:
Basic loss per common share:	$(10.14)	$(0.32)	$(10.29)	$(0.00)
Diluted loss per common share:	$(10.14)	$(0.32)	$(10.29)	$(0.00)

Weighted average shares outstanding:
Weighted average shares--basic	220,295,415	155,238,304	220,040,698	137,723,715
Weighted average shares--diluted	220,295,415	155,238,304	220,040,698	137,723,715

(1) The results for the three and six months ended June 30, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Tons sold (1):
Powder River Basin	10,161	11,011	21,933	23,498
Eastern steam	11,043	7,673	22,519	12,532
Eastern metallurgical	5,595	4,363	10,493	7,983
Total	26,799	23,047	54,945	44,013

Average realized price per ton sold (2)(9):
Powder River Basin	$12.96	$11.92	$12.96	$11.92
Eastern steam	65.05	66.65	66.29	66.74
Eastern metallurgical	127.83	176.08	136.08	160.52
Weighted average total	$58.41	$61.22	$58.33	$54.48

Coal revenues:
Powder River Basin	$131,733	$131,223	$284,174	$280,002
Eastern steam	718,416	511,430	1,492,840	836,441
Eastern metallurgical	715,132	768,239	1,427,825	1,281,427
Total coal revenues	$1,565,281	$1,410,892	$3,204,839	$2,397,870

Adjusted cost of coal sales per ton (3)(7)(8)(11)(12):
Powder River Basin	$11.01	$10.66	$10.99	$10.13
East (4)	$74.21	$70.88	$75.09	$71.05
Adjusted weighted average total	$50.25	$42.11	$49.50	$38.52

Adjusted weighted average coal margin per ton (9)	$8.16	$19.11	$8.83	$15.96
Adjusted weighted average coal margin percentage (10)	14.0%	31.2%	15.1%	29.3%

Cost of coal sales per ton (3)(7)(11)(12):
Powder River Basin	$11.01	$10.66	$10.99	$10.13
East (4)	$76.78	$81.14	$77.01	$77.07
Weighted average total	$51.84	$47.47	$50.66	$41.33

Weighted average coal margin per ton (5)	$6.57	$13.75	$7.67	$13.15
Weighted average coal margin percentage (6)	11.2%	22.5%	13.1%	24.1%

Net cash provided by (used in) operating activities	$(31,280)	$126,456	$135,349	$294,874
Capital expenditures	$119,470	$115,567	$245,244	$172,668

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three and six months ended June 30, 2012 and June 30, 2011, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain non-cash charges that resulted from recording Massey's beginning inventory at fair value, merger-related compensation and severance expenses, merger-related expenses for contract matters, costs related to UBB and expenses related to the impact of weather-related property damage loss.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton, adjusted weighted average coal margin per ton and adjusted weighted average coal margin percentage for our Eastern Operations are reconciled to their unadjusted amounts as follows:
	Three months ended		Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Adjusted cost of coal sales per ton-East	$74.21	$70.88	$75.09	$71.05
Impact of merger-related expenses	1.81	9.78	1.03	5.74
Impact of UBB expenses	0.76	0.48	0.82	0.28
Impact of write-off of weather-related property damage	-	-	0.07	-
Cost of coal sales per ton-East	$76.78	$81.14	$77.01	$77.07

(12) The results for the three and six months ended June 30, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	June 30, 2012	December 31, 2011 (1)

Cash and cash equivalents	$252,192	$585,882
Trade accounts receivable, net	534,562	641,975
Inventories, net	503,565	492,022
Short-term marketable securities	101,112	80,342
Prepaid expenses and other current assets	574,633	747,854
Total current assets	1,966,064	2,548,075
Property, equipment and mine development costs, net	2,394,587	2,812,069
Owned and leased mineral rights and land, net	7,483,048	8,284,328
Goodwill, net	755,859	2,281,191
Long-term marketable securities	149,776	20,489
Other non-current assets	591,357	647,893
Total assets	$13,340,691	$16,594,045

Current portion of long-term debt	$68,720	$46,029
Trade accounts payable	364,223	504,059
Accrued expenses and other current liabilities	1,035,581	1,359,160
Total current liabilities	1,468,524	1,909,248
Long-term debt	2,919,529	2,922,052
Pension and postretirement medical benefit obligations	1,275,310	1,214,724
Asset retirement obligations	863,585	743,613
Deferred income taxes	953,698	1,507,923
Other non-current liabilities	785,250	921,441
Total liabilities	8,265,896	9,219,001

Total stockholders' equity	5,074,795	7,375,044
Total liabilities and stockholders' equity	$13,340,691	$16,594,045

	As of
	June 30, 2012	December 31, 2011
Liquidity ($ in 000's):
Cash and cash equivalents	$252,192	$585,882
Marketable securities with maturities of less than one year	101,112	80,342
Marketable securities with maturities of greater than one year	149,776	20,489
Total cash, cash equivalents and marketable securities	503,080	686,713
Unused revolving credit and A/R securitization facilities (2)	1,093,300	1,114,700
Total liquidity	$1,596,380	$1,801,413

(1) During the six months ended June 30, 2012, the Company recorded certain adjustments to the provisional opening balance sheet of Massey.
Accordingly, the December 31, 2011 balance sheet was adjusted to reflect these changes as if they were recorded on the acquisition date in accordance with generally accepted accounting principles related to acquisition accounting. The Company also recorded the effects of certain immaterial corrections which are also reflected in the December 31, 2011 balance sheet.

(2) During the three months ended June 30, 2012, the Company amended its secured credit facility. The amount available for borrowings under the revolving credit facility is subject to a minimum liquidity requirement of $500 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011(1)

Operating activities:
Net loss	$(2,263,422)	$(220)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation, depletion, accretion and amortization	612,019	257,806
Amortization of acquired intangibles, net	(52,798)	17,055
Mark-to-market adjustments for derivatives	(43,641)	4,276
Stock-based compensation	(2,464)	47,009
Employee benefit plans, net	36,916	24,993
Goodwill impairment	1,525,332	-
Asset impairment and restructuring	1,014,934	-
Loss on early extinguishment of debt	-	4,556
Deferred income taxes	(496,054)	2,893
Other, net	2,786	(12,070)
Changes in operating assets and liabilities:
Trade accounts receivable, net	107,413	(194,931)
Inventories, net	(11,544)	61,740
Prepaid expenses and other current assets	169,277	5,046
Other non-current assets	520	(15,230)
Trade accounts payable	(126,389)	88,141
Accrued expenses and other current liabilities	(275,141)	(40,857)
Pension and postretirement medical benefit obligations	(24,220)	(25,086)
Asset retirement obligations	(22,287)	(4,833)
Other non-current liabilities	(15,888)	74,586
Net cash provided by operating activities	135,349	294,874

Investing activities:
Cash paid for acquisition, net of cash acquired	-	(711,387)
Capital expenditures	(245,244)	(172,668)
Acquisition of mineral rights under federal leases	(36,108)	(36,108)
Purchases of marketable securities	(261,990)	(298,015)
Sales of marketable securities	109,288	200,173
Purchase of equity-method investments	(10,100)	(4,000)
Other, net	5,973	(3,185)
Net cash used in investing activities	(438,181)	(1,025,190)

Financing activities:
Principal repayments on long-term debt	(15,000)	(737,610)
Payment to redemption trust	-	(264,017)
Proceeds from borrowings of long-term debt	-	2,100,000
Principal repayments on capital lease obligations	(1,767)	-
Debt issuance costs	(6,436)	(84,041)
Excess tax benefit from stock-based awards	-	4,777
Common stock repurchases	(6,804)	(32,310)
Proceeds from exercise of stock options	149	3,030
Other	(1,000)	-
Net cash (used in) provided by financing activities	(30,858)	989,829

Net increase (decrease) in cash and cash equivalents	$(333,690)	$259,513
Cash and cash equivalents at beginning of period	$585,882	$554,772
Cash and cash equivalents at end of period	$252,192	$814,285

(1) The six months ended June 30, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections.

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net loss	$(2,234,656)	$(50,068)	$(2,263,422)	$(220)
Interest expense	46,534	29,968	91,968	45,578
Interest income	(1,324)	(1,012)	(2,421)	(2,057)
Income tax expense (benefit)	(449,798)	(8,498)	(493,583)	5,469
Depreciation, depletion and amortization	272,850	147,111	558,622	235,749
Amortization of acquired intangibles, net	(17,286)	(8,928)	(52,798)	17,055
EBITDA	(2,383,680)	108,573	(2,161,634)	301,574
Goodwill impairment	1,525,332	-	1,525,332	-
Asset impairment and restructuring	1,010,878	-	1,014,934	-
UBB expenses	12,674	5,781	27,018	5,781
Change in fair value and settlement of derivative instruments	(8,027)	2,096	(43,635)	2,002
Merger related expenses	29,224	247,586	32,589	269,654
Loss on early extinguishment of debt	-	4,556	-	4,556
Impact of write-off of weather-related property damage	-	-	2,300	-
Adjusted EBITDA	$186,401	$368,592	$396,904	$583,567

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss) to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net loss	$(2,234,656)	$(50,068)	$(2,263,422)	$(220)
Goodwill impairment	1,525,332	-	1,525,332	-
Asset impairment and restructuring	1,010,878	-	1,014,934	-
UBB expenses	12,674	5,781	27,018	5,781
Amortization of acquired intangibles, net	(17,286)	(8,928)	(52,798)	17,055
Change in fair value and settlement of derivative instruments	(8,027)	2,096	(43,635)	2,002
Merger related expenses	29,224	247,586	32,589	269,654
Impact of write-off of weather-related property damage	-	-	2,300	-
Loss on early extinguishment of debt	-	4,556	-	4,556
Estimated income tax effect of above adjustments	(405,321)	(54,739)	(388,118)	(73,213)
Discrete tax charge from valuation allowance adjustment	21,300	-	22,754	-
Discrete tax charge from state statutory tax rate change, net of federal tax impact	(6,397)	-	(6,397)	-
Discrete tax charge from non-deductible transaction costs	-	5,961	-	5,961
Adjusted net income (loss)	$(72,279)	$152,245	$(129,443)	$231,576

Weighted average shares--diluted	220,295,415	157,034,233	220,040,698	139,632,310

Adjusted diluted earnings (loss) per common share	$(0.33)	$0.97	$(0.59)	$1.66

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.